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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Kimberly-Clark Corporation 401(k) and Profit Sharing Plan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 Nos. 333-163891 and 333-214818 of Kimberly-Clark Corporation of our report dated June 27, 2023, relating to the financial statements and supplemental schedule of Kimberly-Clark Corporation 401(k) and Profit Sharing Plan which appear in this Form 11-K for the year ended December 31, 2022.

/s/ BDO USA, LLP
Dallas, Texas

June 27, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.